Ameritrans Amends Quarterly Results to Reflect Change in
   Accounting Treatment of Holding Company Restructuring Costs; Will Omit 4th
                       Qtr. Dividend; Adjusts Merger Price

New York,  NY,  September 22, 2000 -- Ameritrans  Capital  Corporation  (NASDAQ:
AMTC) announced today that it has amended its previously announced financial results for the quarters ended December 31, 1999, and March 31, 2000.

The amendment reflects a change in the accounting treatment under GAAP of certain expenses incurred in connection with the restructuring of Elk Associates Funding Corporation and the formation of its parent company, Ameritrans Capital Corporation. The new holding company was formed and the restructuring was approved by the company's shareholders in December, 1999, to enable the company to diversify its business into non-government regulated investment/lending while continuing the operations of Elk, its wholly-owned SBIC subsidiary. The company previously completed a financing for purposes which included payment of the anticipated restructuring expenses and subtracted the restructuring costs from those proceeds. During the preparation of the company's audited financial statements for the year ended June 30, 2000, however, the company's auditors advised the company that the costs associated with the restructuring and previously subtracted from the company's capital, which were $345,941 and taken as a reduction of capital during the quarter ended December 31, 1999, and $77,104 for the quarter ended March 31, 2000, should be charged to earnings for those periods. As a result, the company has amended and increased its capital by $345,941, for the six months ended December 31, 1999, and by $77,104 for the nine months ended March 31, 2000. The company has also charged these restructuring costs to its earnings for the same periods. This resulted in a loss of $26,116 or $0.015 per share for the three months ended December 31, 1999. For the six month period ended December 31, 1999, net income as adjusted was $310,608 or $0.1779 per share. For the three months ended March 31, 2000, net income as adjusted was $252,911 or $0.1449 per share, and for the nine months ended March 31, 2000, net income as adjusted was $563,519 or $0.3228 per share. These adjustments are non-recurring, and are not expenses incurred in the company's active business operations. It should also be noted that the adjustments have no effect on the company's net worth, as the restructuring expenses were previously subtracted from the company's capital in its previously filed financial statements.

The company further announced today that it does not intend to pay a quarterly dividend to shareholders for the three months ended June 30, 2000, because it will incur certain bad debt expenses and will take write-offs of certain prepaid offering expenses previously incurred in connection with a proposed secondary public offering which the company intended to complete prior to entering into a merger agreement with Medallion Financial Corp (NASDAQ: TAXI) dated as of May 4, 2000. The company anticipates that the total charge-off for bad debts for the quarter ended June 30, 2000, will be approximately $445,000 and write-offs for prepaid offering expenses will be $256,000.

The Company previously filed a Form 8-K with the Securities and Exchange Commission on September 6, 2000, to reflect an amendment to the merger agreement with Medallion Financial Corp. pursuant to which the parties reduced the per share purchase price by Medallion of the company's shares of common stock by $0.46. For example, if Medallion's share price is $17.00 at the time of closing, Ameritrans stockholders would receive $9.43 per share or 0.5547 shares of Medallion for each Ameritrans share. If Medallion's share price is $22.00, Ameritrans shareholders would receive $10.68 per share or 0.4855 shares of Medallion for each share of Ameritrans. The merger is subject to approval by Ameritrans' shareholders and the satisfaction of certain other conditions set forth in the merger agreement.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly-owned subsidiary, Elk Associates Funding Corporation, has been licensed by the United States Small Business Administration (SBA) as a Small Business Investment Company since 1980. The company maintains its offices at 747 Third Avenue, 4th Floor, New York, New York 10017.

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This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans
Capital   Corporation   cautions  investors  not  to  place  undue  reliance  on
forward-looking statements, which speak only as to management's expectations on this date.

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